INVESTOR RELATIONS CONTACT:
Dan Jackson
Command Center, Inc.
dan.jackson@commandonline.com
208-773-7450 ext. 4239

FOR IMMEDIATE RELEASE

COMMAND CENTER ANNOUNCES RESIGNATION OF CEO GLENN WELSTAD

Coeur d'Alene, Idaho – February 20, 2013 - Command Center, Inc. (OTCQB: CCNI) (http://www.otcmarkets.com/stock/CCNI/quote), a national provider of on-demand and temporary staffing solutions, today reported that founder and Chief Executive Officer, Glenn Welstad, has announced his resignation as president and CEO in order to pursue other interests. Mr. Welstad also resigned as a member of the board of directors.

Although the resignation is effective immediately, Glenn Welstad's departure has been planned for some time. As part of this process, the board of directors has been actively engaged in identifying and screening candidates and is now in the final stages of selecting a new CEO.

Glenn Welstad, 69, founded the company in 2003 and took the company public in 2005. He navigated the company through some of the most economically challenging times for the staffing industry. Command Center makes this announcement with the company solidly positioned and competitive, having a committed staff and dedicated workforce in place.

The company noted that under Glenn Welstad's leadership 2012 was a very strong year with top line growth of 20.2%, combined with trailing twelve months of positive earnings through the last earnings report. He leaves the company financially, operationally and technologically positioned to execute on its growth strategy, while continuing to focus on bottom line profitability.

Mr. Welstad has a rich business history that includes more than 15 years in the restaurant business and, most notably, as the founder of Labor Ready (now TrueBlue, Inc.) in 1989. Glenn, along with two other Command Center executives, who will remain with company, were among the forward-thinking professionals

responsible for guiding and managing the phenomenal growth of Labor Ready into a billion-dollar company, making it the fourth-best performing stock among all U.S. stocks during the 90's decade. Mr. Welstad left TrueBlue in 2000 after growing TrueBlue's international footprint to over 800 locations.

Board member, Jeff Wilson, praised Mr. Welstad saying "Glenn is a visionary business leader whose commitment to providing quality staff members to clients in real time launched an entire industry. His unwavering focus on quality is a legacy that will be carried on by Command Center. His presence will be missed at Command and we wish him well."

About Command Center, Inc.

The company provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services, as well as other assignments such as emergency and disaster relief projects. Additional information on Command Center is available at www.commandonline.com. Information on the company's Bakken Staffing division can be found at www.bakkenstaffing.com.